Exhibit 99.1

EMERGE INTERACTIVE, INC. SELLS VERIFEYE BUSINESS

SEBASTIAN, Florida, March 22, 2007 – eMerge Interactive, Inc. (the “Company”) today announced the closing of the sale transaction involving the sale of substantially all of the assets relating primarily to the Company’s VerifEYE business (the “VerifEYE Assets”) to Chad Company of Missouri, Inc. d/b/a Chad Company (“Chad”) for $370,000. The United States Bankruptcy Court for the Southern District of Florida, West Palm Beach division determined that Chad’s bid for the VerifEYE Assets was the highest and best offer at a Sale Hearing on March 15, 2007.

There can be no assurances that the Company will be able to successfully liquidate and windup its business. The Company expects that upon completion of the liquidation and winding up of its business, the Company will return little or no value to its existing stockholders.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements containing words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will” and words of similar meaning. These statements involve various risks and uncertainties. A number of factors could cause actual results to differ materially from those described in these forward-looking statements, including funding the wind-up of eMerge’s operations, obtaining Bankruptcy Court approval of the motions prosecuted by eMerge from time to time, the ability of eMerge to maintain normal terms with vendors, suppliers and service providers during the wind-up of its operations, eMerge’s ability to maintain contracts that are critical to its ability to wind-up operations, the potential adverse impact of the Chapter 11 case on eMerge’s liquidity, eMerge’s ability to retain key executives and managers and employees necessary to effectuate the wind-up of operations, and other factors discussed in this release and as set forth from time to time in eMerge’s other public filings and public statements. Readers of this release are cautioned to consider these risks and uncertainties and not to place undue reliance on these forward-looking statements.